SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ______)

Filed by the Registrant ☒

Filed by Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JOHN HANCOCK MARATHON ASSET-BASED LENDING FUND

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

John Hancock Marathon Asset-Based Lending Fund (the “Fund”) Provides Update on Proposal to Convert the Fund to an Interval Fund

Reference is made to the definitive proxy statement filed with the Securities and Exchange Commission on August 18, 2025 (the “Proxy Statement”). The shareholder meeting referenced in the Proxy Statement related to the approval of the conversion of the Fund to an interval fund as well as certain related matters scheduled for October 9, 2025 will not be held on that date, and, accordingly, the Fund will not convert to an interval fund on or around November 18, 2025. As a result, the Fund will continue to operate as a tender offer fund until further notice. A shareholder meeting relating to the interval fund conversion is expected to be rescheduled on a date sometime in the first quarter of 2026, with implementation of the conversion expected to take place as soon thereafter as practicable following shareholder approval.